Exhibit 5.1

[Letterhead of Thompson Hine LLP]

May 28, 2014

Cache, Inc.

256 West 38th Street

New York, New York 10018

Re:      Cache, Inc. Public Offering of Common Stock

Ladies and Gentlemen:

We have acted as counsel to Cache, Inc., a Delaware corporation (the “Company”), in connection with the Company’s sale of up to 9,200,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 (the “Common Stock”), pursuant to the Underwriting Agreement, dated March 28, 2014 (the “Underwriting Agreement”), by and between the Company and B. Riley & Co., LLC (the “Underwriter”). The sale of the Shares was registered by the Company with the Securities and Exchange Commission (the “Commission”) on the Company’s shelf registration statement on Form S-3 (No. 333-194805) filed on March 25, 2014 and declared effective on April 28, 2014 and the registration statement on Form S-3 (No. 333-196303) filed on May 28, 2014 (collectively, the “Registration Statement”) with the Commission under the Securities Act of 1933 (the “Act”), and the base prospectus and prospectus supplement (the “Prospectus Supplement”) relating to the Shares, dated May 27, 2014 and May 28, 2014, respectively.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering this opinion, we have examined (i) the Registration Statement and the Prospectus Supplement, (ii) the Certificate of Incorporation of the Company, (iii) the Bylaws of the Company, (iv) certain resolutions of the board of directors of the Company relating to the sale of the Shares and (v) certificates of officers of the Company and of public officials and such other records, instruments and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.

As a result of the foregoing, we are of the opinion that the Shares are duly authorized and, when issued and delivered to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The foregoing opinions are qualified to the extent that the enforceability of any document, instrument or the Shares may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

In providing this opinion, we have relied as to certain matters on information obtained from public officials and officers of the Company.

We express no opinion as to the effect or application of any laws or regulations other than the General Corporation Laws of the State of Delaware and the federal laws of the United States, in each case as currently in effect.

The information set forth herein is as of the date hereof. We assume no obligation to supplement this opinion letter if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof. Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares, the Registration Statement or the Prospectus Supplement.

Our opinion is intended solely for the benefit of the Company and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent, except that we hereby consent to being named in the Prospectus Supplement, as counsel for the Company who has opined as to the legality of the Shares that are the subject of the Registration Statement and the Prospectus Supplement. We further consent to the filing of this opinion with the Commission. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Thompson Hine LLP